    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 1, 2000

                                                      REGISTRATION NO. 333-45588
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------


                                AMENDMENT NO. 5
                                       TO

                                    FORM S-1

                             REGISTRATION STATEMENT

                        UNDER THE SECURITIES ACT OF 1933
                           --------------------------

                          SPECIALTY LABORATORIES, INC.

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             CALIFORNIA                                 8071                                95-2961036
   (State or Other Jurisdiction of          (Primary Standard Industrial                 (I.R.S. Employer
   Incorporation or Organization)           Classification Code Number)               Identification Number)

                              2211 MICHIGAN AVENUE
                         SANTA MONICA, CALIFORNIA 90404
                                 (310) 828-6543
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                         ------------------------------

                          JAMES B. PETER, M.D., PH.D.
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                          SPECIALTY LABORATORIES, INC.
                              2211 MICHIGAN AVENUE
                         SANTA MONICA, CALIFORNIA 90404
                                 (310) 828-6543

 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                         ------------------------------

                                   COPIES TO:

        KENNETH R. BENDER, ESQ.                        MICHAEL W. BLAIR, ESQ.
        ALLEN Z. SUSSMAN, ESQ.                         STEVEN J. SLUTZKY, ESQ.
          RYAN S. HONG, ESQ.                           ANNE C. COCKBURN, ESQ.
       SANDRA A. MILLIGAN, ESQ.                       DEBEVOISE & PLIMPTON LLP
          LILLY S. KIM, ESQ.                              875 THIRD AVENUE
    BROBECK, PHLEGER & HARRISON LLP                   NEW YORK, NEW YORK 10022
          550 S. HOPE STREET                               (212) 909-6000
     LOS ANGELES, CALIFORNIA 90071
            (213) 489-4060

                           --------------------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this registration statement.
                           --------------------------

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE



    This Amendment No. 5 to the Form S-1 Registration Statement is being filed for the sole purpose of filing additional exhibits.


                PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth an estimate of the costs and expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the issuance and distribution of the common stock being registered.

SEC registration fee........................................  $   24,288
NASD filing fee.............................................       9,700
NYSE listing fee............................................     155,607
Legal fees and expenses.....................................     650,000
Accountants' fees and expenses..............................     350,000
Printing expenses...........................................     300,000
Blue sky fees and expenses..................................      10,000
Transfer Agent and Registrar fees and expenses..............       4,000
Miscellaneous...............................................      46,405
                                                              ----------
    Total...................................................  $1,550,000
                                                              ==========


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS


    Our Amended and Restated Articles of Incorporation limit the personal liability of our directors for monetary damages to the fullest extent permitted by the California General Corporation Law (the "California Law"). Under the California Law, a director's liability to a company or its shareholders may not be limited (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director believes to be contrary to the best interests of the Company or its shareholders or that involve the absence of good faith on the part of the director, (iii) for any transaction from which a director derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director's duty to the Company or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of a serious injury to the Company or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Company or its shareholders, (vi) under Section 310 of the California Law concerning contracts or transactions between the Company and a director, or
(vii) under Section 316 of the California Law concerning directors' liability for improper dividends, loans and guarantees. The limitation of liability does not affect the availability of injunctions and other equitable remedies available to the Company's shareholders for any violation by a director of the director's fiduciary duty to the Company or its shareholders. The Company's Amended and Restated Articles of Incorporation also include an authorization for the Company to indemnify its "agents" (as defined in Section 317 of the California Law) through bylaw provisions, by agreement with the agents, vote of our shareholders or disinterested directors, or otherwise, to the fullest extent permitted by law. Pursuant to this provision, the Company's Amended and Restated Bylaws provide for indemnification of the Company's directors, officers and employees. In addition, the Company may, at its discretion, provide indemnification to persons whom the Company is not obligated to indemnify. The Amended and Restated Bylaws also allow the Company to enter into indemnity agreements with individual directors, officers, employees and other agents. These indemnity agreements have been entered into with all directors and executive officers and provide the maximum indemnification permitted by law. These agreements, together with the Company's Amended and Restated Articles of Incorporation and

Amended and Restated Bylaws, may require the Company, among other things, to indemnify these directors or executive officers (other than for liability resulting from willful misconduct of a culpable nature), to advance expenses to them as they are incurred, provided that they undertake to repay the amount advanced if it is ultimately determined by a court that they are not entitled to indemnification, and to obtain directors' and officers' insurance if available on reasonable terms. Section 317 of the California Law and the Company's Amended and Restated Bylaws make provision for the indemnification of officers, directors and other agents in terms sufficiently broad to indemnify such persons, under certain circumstances, for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933. The Company believes that the foregoing indemnification provisions and agreements are necessary to attract and retain qualified persons and directors and executive officers. The Company is not aware of any pending litigation or proceeding involving any director, officer, employee or agent of the Company in which indemnification will be required or permitted or that might result in a claim for such indemnification. The Company plans to obtain directors' and officers' liability insurance upon the completion of this offering.

    The Purchase Agreement provides for indemnification by the underwriters of Specialty and its officers and directors, and by Specialty of the underwriters, for certain liabilities arising under the Securities Act of 1933, or otherwise.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    The registrant has issued the following securities since January 1, 1997:

    COMMON STOCK. In April 1999, we issued 227,121 shares of our common stock to six accredited investors at a purchase price per share of $1.21 for aggregate cash consideration of $275,641.

    OPTIONS. In 1999 we granted options to purchase an aggregate of 1,839,068 shares of our common stock to our directors and employees at a weighted average exercise price of $1.21 per share. In September 2000, 257,574 of these options were exercised.

    In January 2000, we granted options to purchase an aggregate of 132,000 shares of our common stock to our employees at a weighted average exercise price of $1.56 per share. None of these options have been exercised.

    In July 2000, we granted options to purchase an aggregate of 255,200 shares of our common stock to our employees at a weighted average exercise price of $7.00 per share. None of these options have been exercised.

The above securities were issued by the by registrant in reliance upon exemptions from registration pursuant either to (i) Section 4(2) of the Securities Act of 1933, as transactions not involving any public offering, or
(ii) Rule 701 under the Securities Act of 1933. No underwriters were involved in connection with the sales of securities referred to in this Item 15.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


       NUMBER           DESCRIPTION
---------------------   -----------
   1.1                  Form of Purchase Agreement.

   3.1**                Articles of Incorporation.

   3.2**                Form of By-laws.

   4.1                  Specimen Common Stock Certificate.

   4.2 See Exhibits 3.1 and 3.2 for provisions of the Articles of Incorporation and By-laws of the Registrant defining the rights of holders of Common Stock of the Registrant.

   5.1**                Opinion of Brobeck, Phleger & Harrison LLP.

  10.1**                2000 Stock Incentive Plan.
  10.2**                2000 Employee Stock Purchase Plan.
  10.3**                Loan Agreement dated April 15, 1996 between Union Bank of
                        California and Registrant, as amended and restated on April
                        7, 1997 and as amended on January 23, 1998, February 17,
                        1999 and August 30, 1999.
  10.4**                Revolving Note dated August 30, 1999 in favor of Union Bank of California.
  10.5**                Term Note dated February 17, 1999 in favor of Union Bank of
                        California.
  10.6**                Term Note dated January 23, 1998 in favor of Union Bank of
                        California.
  10.7**                Term Note dated April 7, 1997 in favor of Union Bank of
                        California.
  10.8**                Security Agreement dated April 3, 1996 between Union Bank of
                        California and Registrant.
  10.9**                Lease dated June 1996 between Howard Real Property Trust
                        (lessor) and Registrant (lessee) for the property located at
                        1752-1756 Cloverfield, Santa Monica, California.
  10.10**               License Agreement, undated, between Southern California
                        Edison Company (Licensor) and Registrant (Licensee)
                        regarding Santa Monica Service Center property.
  10.11**               Lease dated January 26, 2000 between WDI Santa Monica LLC
                        (Lessor) and Registrant (Lessee) for the property located at
                        1756 22nd Street, Santa Monica, California.
  10.12**               Lease dated July 17, 1993 between Oscar & Ethel Salenger
                        Trust (Landlord) and Registrant (Tenant) for the property
                        located at 2211 Michigan Avenue, Santa Monica, California.
  10.13A+**             Agreement dated August 26, 1996, as amended on October 23,
                        1998 and as amended on December 31, 1999 between Triple G
                        Corporation and Registrant.
  10.14+**              Agreement dated June 6, 1992, as amended on August 25, 1997 and as amended on January 1, 1997 between Roche Molecular
                        Systems, Inc. and Registrant.
  10.15+**              Homogeneous PCR Clinical Agreement dated October 5, 1999
                        between Roche Molecular Systems, Inc. and Registrant.
  10.16A+**             Services Agreement dated February 1, 1998 between VHA, Inc.
                        (now known as Novation) and Registrant.
  10.17+**              Group Purchasing Agreement effective as of July 15, 1998
                        between AmeriNet, Inc. and Registrant.
  10.18A+**             Laboratory Services Agreement effective as of March 1, 1999 between Joint Purchasing Corporation and Registrant.
  10.19A+**             Agreement dated June 7, 2000 between Managed Health Care
                        Associates and Registrant.
  10.20+**              Shared Services Health Care letter of confirmation dated
                        June 5, 2000.
  10.21A**              Sublease dated July 9, 1996, as amended on March 9, 1998
                        between The Rand Corporation (sublandlord) and Registrant
                        (subtenant) for the property located at 1620 20th Street,
                        Santa Monica, California.
  10.22**               Employment Agreement dated September 1, 2000 between James
                        B. Peter and Registrant.
  10.23**               Employment Agreement dated September 1, 2000 between Paul E.
                        Beyer and Registrant.
  10.24**               Employment Agreement dated September 1, 2000 between John W.
                        Littleton and Registrant.
  10.25**               Employment Agreement dated September 1, 2000 between Bart E.
                        Thielen and Registrant.
  10.26**               Employment Agreement dated September 1, 2000 between Thomas
                        E. England and Registrant.
  10.27A**              Employment Agreement dated October 12, 2000 between Frank J.
                        Spina and Registrant.
  10.28+**              Purchase and License Agreement dated June 19, 2000 between
                        Sequenom, Inc. and Registrant.
  10.29A+**             Letter Agreement dated April 14, 2000 between Third Wave
                        Technologies, Inc. and Registrant.

  10.30A+**             Collaborative Research, Development and License Agreement
                        dated May 9, 2000 between Epoch Biosciences, Inc. (formerly known as Epoch Pharmacueticals, Inc.) and Registrant.

  10.31A+**             License Agreement dated March 15, 2000 between Gen-Probe
                        Incorporated and Registrant.

  10.32A+**             Laboratory Services Agreement dated October 15, 1999 between
                        Unilab Corporation and Registrant.

  21.1**                Subsidiaries of the Registrant.

  23.1                  Consent of Brobeck, Phleger & Harrison LLP (included in
                        Exhibit 5.1).

  23.2**                Consent of Ernst & Young LLP, independent auditors.

  24.1**                Powers of Attorney.

  24.2**                Power of Attorney.

  27.1**                Financial Data Schedule.


------------------------


**  Previously filed by the Registrant with the Commission



+ Confidential treatment is requested for certain confidential portions of this exhibit pursuant to Rule 406 under the Securities Act. In accordance with Rule 406, these confidential portions will be omitted from this Exhibit and filed separately with the Commission.


(b) Financial Statement Schedules

    Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS.

    The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Purchase Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 5 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Monica, State of California, on this 29th day of November, 2000.



                                                       SPECIALTY LABORATORIES, INC.

                                                       By:              /s/ PAUL F. BEYER
                                                            -----------------------------------------
                                                                          Paul F. Beyer
                                                               CHAIRMAN AND CHIEF EXECUTIVE OFFICER


    Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 4 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


                    NAME                                     TITLE                        DATE
                    ----                                     -----                        ----
                      *                        Chairman and Chief Executive
    ------------------------------------         Officer (Principal Executive      November 29, 2000
         James B. Peter, M.D., Ph.D.             Officer)

              /s/ PAUL F. BEYER
    ------------------------------------       President, Chief Operating Officer  November 29, 2000
                Paul F. Beyer                    and Director

                      *                        Chief Financial Officer (Principal
    ------------------------------------         Financial and Accounting          November 29, 2000
                 Frank Spina                     Officer)

                      *
    ------------------------------------       Director                            November 29, 2000
             Richard R. Belluzzo

                      *
    ------------------------------------       Director                            November 29, 2000
              Deborah A. Estes

                      *
    ------------------------------------       Director                            November 29, 2000
         Douglas S. Harrington, M.D.

                      *
    ------------------------------------       Director                            November 29, 2000
              William J. Nydam

                      *
    ------------------------------------       Director                            November 29, 2000
              Thomas R. Testman



*By:                    /s/ PAUL F. BEYER
             --------------------------------------
                          Paul F. Beyer
                        ATTORNEY-IN-FACT

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

                          SPECIALTY LABORATORIES, INC.

                                                               ADDITIONS
                                          BALANCE AT        CHARGED TO COSTS                    BALANCE AT
                                      BEGINNING OF PERIOD     AND EXPENSES     DEDUCTIONS(1)   END OF PERIOD
                                      -------------------   ----------------   -------------   -------------
Nine months ended September 30,
  2000: (Unaudited)
  Allowance for bad debts...........      $4,016,938           $2,906,040       $3,430,768      $3,492,210

Year ended December 31, 1999:
  Allowance for bad debts...........       1,806,559            4,307,742        2,097,363       4,016,938

Year ended December 31, 1998:
  Allowance for bad debts...........       1,952,271            3,765,292        3,911,004       1,806,559

Year ended December 31, 1997:
  Allowance for bad debts...........       1,353,499            2,833,667        2,234,895       1,952,271

------------------------

(1) Uncollectible accounts written off net of recoveries.

                               INDEX TO EXHIBITS


       NUMBER           DESCRIPTION
---------------------   -----------
   1.1                  Form of Purchase Agreement.

   3.1**                Articles of Incorporation.

   3.2**                Form of By-laws.

   4.1                  Specimen Common Stock Certificate.

   4.2 See Exhibits 3.1 and 3.2 for provisions of the Articles of Incorporation and By-laws of the Registrant defining the rights of holders of Common Stock of the Registrant.

   5.1**                Opinion of Brobeck, Phleger & Harrison LLP.

  10.1**                2000 Stock Incentive Plan.

  10.2**                2000 Employee Stock Purchase Plan.

  10.3**                Loan Agreement dated April 15, 1996 between Union Bank of
                        California and Registrant, as amended and restated on April
                        7, 1997 and as amended on January 23, 1998, February 17,
                        1999 and August 30, 1999.

  10.4**                Revolving Note dated August 30, 1999 in favor of Union Bank of California.

  10.5**                Term Note dated February 17, 1999 in favor of Union Bank of
                        California.

  10.6**                Term Note dated January 23, 1998 in favor of Union Bank of
                        California.

  10.7**                Term Note dated April 7, 1997 in favor of Union Bank of
                        California.

  10.8**                Security Agreement dated April 3, 1996 between Union Bank of
                        California and Registrant.

  10.9**                Lease dated June 1996 between Howard Real Property Trust
                        (lessor) and Registrant (lessee) for the property located at
                        1752-1756 Cloverfield, Santa Monica, California.

  10.10**               License Agreement, undated, between Southern California
                        Edison Company (Licensor) and Registrant (Licensee) regarding Santa Monica Service Center property.

  10.11**               Lease dated January 26, 2000 between WDI Santa Monica LLC
                        (Lessor) and Registrant (Lessee) for the property located at
                        1756 22nd Street, Santa Monica, California.

  10.12**               Lease dated July 17, 1993 between Oscar & Ethel Salenger
                        Trust (Landlord) and Registrant (Tenant) for the property located at 2211 Michigan Avenue, Santa Monica, California.

  10.13A+**             Agreement dated August 26, 1996, as amended on October 23,
                        1998 and as amended on December 31, 1999 between Triple G
                        Corporation and Registrant.

  10.14+**              Agreement dated June 6, 1992, as amended on August 25, 1997 and as amended on January 1, 1997 between Roche Molecular
                        Systems, Inc. and Registrant.

  10.15+** Homogeneous PCR Clinical Agreement dated October 5, 1999 between Roche Molecular Systems, Inc. and Registrant.

  10.16A+**             Services Agreement dated February 1, 1998 between VHA, Inc.
                        (now known as Novation) and Registrant.

  10.17+** Group Purchasing Agreement effective as of July 15, 1998 between AmeriNet, Inc. and Registrant.

  10.18A+**             Laboratory Services Agreement effective as of March 1, 1999 between Joint Purchasing Corporation and Registrant.

  10.19A+**             Agreement dated June 7, 2000 between Managed Health Care
                        Associates and Registrant.

  10.20+**              Shared Services Health Care letter of confirmation dated
                        June 5, 2000.

  10.21A** Sublease dated July 9, 1996, as amended on March 9, 1998 between The Rand Corporation (sublandlord) and Registrant
                        (subtenant) for the property located at 1620 20th Street, Santa Monica, California.

  10.22**               Employment Agreement dated September 1, 2000 between James
                        B. Peter and Registrant.

  10.23**               Employment Agreement dated September 1, 2000 between Paul E.
                        Beyer and Registrant.

  10.24**               Employment Agreement dated September 1, 2000 between John W.
                        Littleton and Registrant.

  10.25**               Employment Agreement dated September 1, 2000 between Bart E.
                        Thielen and Registrant.

  10.26**               Employment Agreement dated September 1, 2000 between Thomas
                        E. England and Registrant.

  10.27A**              Employment Agreement dated October 12, 2000 between Frank J.
                        Spina and Registrant.

  10.28+**              Purchase and License Agreement dated June 19, 2000 between
                        Sequenom, Inc. and Registrant.

  10.29A+**             Letter Agreement dated April 14, 2000 between Third Wave
                        Technologies, Inc. and Registrant.

  10.30A+**             Collaborative Research, Development and License Agreement
                        dated May 9, 2000 between Epoch Biosciences, Inc. (formerly known as Epoch Pharmacueticals, Inc.) and Registrant.

  10.31A+**             License Agreement dated March 15, 2000 between Gen-Probe
                        Incorporated and Registrant.

  10.32A+**             Laboratory Services Agreement dated October 15, 1999 between
                        Unilab Corporation and Registrant.

  21.1**                Subsidiaries of the Registrant.

  23.1                  Consent of Brobeck, Phleger & Harrison LLP (included in
                        Exhibit 5.1).

  23.2**                Consent of Ernst & Young LLP, Independent Auditors.

  24.1**                Powers of Attorney.

  24.2**                Power of Attorney.

  27.1**                Financial Data Schedule.


------------------------


**  Previously filed by the Registrant with the Commission


+ Confidential treatment is requested for certain confidential portions of this exhibit pursuant to Rule 406 under the Securities Act. In accordance with Rule 406, these confidential positions will be omitted from this Exhibit and filed separately with the Commission.